Exhibit 10.8a

Confidential Treatment Requested

Confidential provisions of this document have been redacted and been filed separately with the Commission

FIRST AMENDMENT TO AGREEMENT NO. 2 FOR PURCHASE AND SALE OF COAL

This FIRST AMENDMENT TO AGREEMENT NO. 2 FOR PURCHASE AND SALE OF COAL (this "Amendment") is entered into effective as of July 21, 2008, among Georgia Power Company, a Georgia corporation ("Purchaser"), James River Coal Company, a Virginia corporation ("Seller"), and James River Coal Sales, Inc., a Delaware corporation ("Sales Agent").  (Purchaser, Seller, and Sales Agent are sometimes hereinafter referred to collectively as the "Parties" or separately as a "Party.")

RECITALS:
WHEREAS, the Parties previously entered into that certain Agreement No. 2 for Purchase and Sale of Coal dated May 15, 2008 (the "Agreement") and now wish to amend the Agreement by modifying certain provisions of the Agreement;
NOW, THEREFORE, in consideration of the foregoing recitals and the promises contained in this Amendment, the Parties hereby agree as follows:

Section 1.
Section 1 of the Agreement is amended by striking the definition set forth in Section 1.1 and inserting in lieu thereof the following new definition in Section 1.1:

1.1  The term "Base Price" means the Base Price for Original Tonnage or the Base Price for Additional Tonnage, as the context may require; and the term "Base Prices" means both the Base Price for Original Tonnage and the Base Price for Additional Tonnage.

Section 1 of the Agreement is further amended by adding the following new definitions as Sections 1.14, 1.15, 1.16, and 1.17 after Section 1.13:

1.14  The term "Original Tonnage" means the quantities of coal that are set forth in Section 5.1(a).

1.15  The term "Additional Tonnage" means the quantities of coal that are set forth in Section 5.1(b).

1.16  The term "Base Price for Original Tonnage" means the price for the Original Tonnage that is set forth in Section 4.1(a).

1.17  The term "Base Price for Additional Tonnage" means the price for the Additional Tonnage that is set forth in Section 4.1(b).

Section 2.
Section 3 of the Agreement is amended by striking Section 3 in its entirety and inserting in lieu thereof the following new Section 3:

Section 3:  Term of Agreement
The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect through December 31, 2011, unless earlier terminated as provided in this Agreement.  Shipments under this Agreement shall begin on or about July 3, 2008.

Section 3.
Section 4.1 of the Agreement is amended by striking Section 4.1 in its entirety and inserting in lieu thereof the following new Section 4.1:

4.1  Base Prices.

(a)  The Base Price for Original Tonnage as of the Effective Date is $* * * per ton f.o.b. railcar at Seller's Loading Facility (whether located at Hignite, Clover, Buckeye, Leatherwood, or Bevins Branch, Kentucky).  The Base Price for Original Tonnage set forth in this Section 4.1(a) (the "OT Base Price") shall remain firm through December 31, 2010, unless adjusted after the Effective Date pursuant to Section 4.3, and shall apply to all quantities of the Original Tonnage that are supplied under this Agreement during the first, second, and third Contract Years (2008, 2009, and 2010).

(b)  The Base Price for Additional Tonnage as of July 3, 2008, is $* * * per ton f.o.b. railcar at Seller's Loading Facility (whether located at Hignite, Clover, Buckeye, Leatherwood, or Bevins Branch, Kentucky).  The Base Price for Additional Tonnage set forth in this Section 4.1(b) (the "AT Base Price") shall remain firm through December 31, 2008, unless adjusted after July 3, 2008, pursuant to Section 4.3, and shall apply to all quantities of the Additional Tonnage that are supplied under this Agreement during the first Contract Year (2008).

(c)  The OT Base Price includes, without limitation, all costs for mining, processing, marketing, or quality control work necessary to satisfy the requirements of this Agreement as of the Effective Date for supply of the Original Tonnage.  The AT Base Price includes, without limitation, all costs for mining, processing, marketing, or quality control work necessary to satisfy the requirements of this Agreement as of July 3, 2008, for supply of the Additional Tonnage.

(d)  For each of Seller's Loading Facilities, Purchaser shall promptly issue to Seller a purchase order reflecting the Base Prices for Shipments from such loading facility; and from time to time thereafter, Purchaser shall issue change orders to such purchase order(s) to reflect adjustments, where appropriate, to the Base Prices.  Such purchase order(s) and change orders are for administrative and accounting purposes only and shall not constitute, nor be deemed to result in, any amendment, change, or modification of the terms and conditions of this Agreement.

Section 4.
Section 4.2 of the Agreement is amended by striking Section 4.2 in its entirety and inserting in lieu thereof the following new Section 4.2:

________________
*** - confidential material redacted and filed separately with the commission.

4.2  Price Adjustments.

(a)  The Base Prices shall be adjusted, when appropriate as provided in this Section 4.2 and Section 4.3.  Each Base Price, with any adjustments pursuant to this Section 4.2 or Section 4.3, shall be referred to as an "Adjusted Base Price."

(b)  Effective as of January 1, 2009, the Base Price for Additional Tonnage shall be adjusted to $* * * per ton f.o.b. railcar at Seller's Loading Facility (whether located at Hignite, Clover, Buckeye, Leatherwood, or Bevins Branch, Kentucky).  The Adjusted Base Price for Additional Tonnage set forth in this Section 4.2(b) (the "Adjusted AT Price") shall remain firm through December 31, 2011, unless adjusted after January 1, 2009, pursuant to Section 4.3 and shall apply to all quantities of the Additional Tonnage that are supplied under this Agreement during the second, third, and fourth Contract Years (2009, 2010, and 2011); provided, however, that as of January 1, 2009, the Adjusted AT Price shall be increased or decreased, as the case may be, by the amount of any prior adjustment of the AT Base Price pursuant to Section 4.3.

(c)  Notwithstanding the foregoing provisions of Section 4.1 and this Section 4.2, the Parties acknowledge and agree that for purposes of administering the pricing provisions of this Agreement, a weighted average price ("Weighted Average Price") shall apply to all quantities of the Original Tonnage and all quantities of the Additional Tonnage that are supplied under this Agreement during the second and third Contract Years (2009 and 2010).  The Weighted Average Price shall be determined according to the following:  (i) * * * tons of the Original Tonnage at the OT Base Price (as increased or decreased, as the case may be, by the amount of any adjustment of the OT Base Price pursuant to Section 4.3); and (ii) * * * tons of the Additional Tonnage at the Adjusted AT Price (as increased or decreased, as the case may be, by the amount of any adjustment of the AT Base Price or the Adjusted AT Price pursuant to Section 4.3).  The Parties further acknowledge and agree that in the event of no adjustment of the OT Base Price, the AT Base Price, or the Adjusted AT Price pursuant to Section 4.3, then the Weighted Average Price is $* * * per ton f.o.b. railcar at Seller's Loading Facility (whether located at Hignite, Clover, Buckeye, Leatherwood, or Bevins Branch, Kentucky) for all quantities of coal supplied under this Agreement during the second and third Contract Years (2009 and 2010).

(c)  The Base Price, the Adjusted Base Price, or the Weighted Average Price, as the case may be, that applies to each Shipment shall be referred to as the "Billing Price" for such Shipment.  The Billing Price for each Shipment shall be subject to the provisions of Sections 4.4 (calorific value adjustments), 4.5 (excess ash adjustments), 4.6 (grindability adjustments), and 4.7 (sulfur adjustments).

(d)  All calculations of adjustments to the Base Price, the Adjusted Base Price, the Weighted Average Price, or the Billing Price shall be carried to six decimal places and then rounded to four decimal places.  No dispute concerning such adjustments shall in any way relieve any Party of its respective obligations of performance under this Agreement until such dispute is resolved.

Section 5.
Section 5.1 of the Agreement is amended by striking Section 5.1 in its entirety and inserting in lieu thereof the following new Section 5.1:

________________
*** - confidential material redacted and filed separately with the commission.

5.1  Annual Quantities.  Except as otherwise provided in this Agreement, Seller shall supply to Purchaser, and Purchaser shall purchase from Seller, the following quantities of coal during each Contract Year, which shall be supplied in approximately equal monthly Shipments:

(a)  The annual quantities of the Original Tonnage are as follows:

First Contract Year (July through December, 2008) * * * tons
Second Contract Year (January through December, 2009) * * * tons
Third Contract Year (January through December, 2010) * * * tons

(b)  The annual quantities of the Additional Tonnage are as follows:

First Contract Year (August through December, 2008) * * * tons
Second Contract Year (January through December, 2009)* * * tons
Third Contract Year (January through December, 2010)  * * * tons
Fourth Contract Year (January through December, 2011)* * * tons

(c)  Notwithstanding the foregoing provisions of this Section 5.1, the Parties acknowledge and agree that the total quantity of coal to be supplied under this Agreement during the first Contract Year (2008) is * * * tons.  The Parties further acknowledge and agree that in the case of the first Contract Year, the annual quantity of the Additional Tonnage shall be supplied before the remaining portion of the annual quantity of the Original Tonnage is supplied and that with respect to Shipments loaded during the period from August 1 through December 31, 2008, the first * * * tons of coal supplied under this Agreement during such period shall be deemed to consist of the Additional Tonnage; provided, however, that the supply of * * * tons of Additional Tonnage during such period shall not relieve Seller of its obligation to supply * * * tons of Original Tonnage during the first Contract Year.

Section 6.
Section 5.2 of the Agreement is amended by striking Section 5.2 in its entirety and inserting in lieu thereof the following new Section 5.2:

5.2  Quarterly Amounts.  The Quarterly Amounts for each Quarter of each Contract Year are as follows:  (i) * * * tons for the third Quarter and the fourth Quarter of the first Contract Year (2008); (ii) * * * tons for each Quarter of the second Contract Year (2009); (iii) * * * tons for each Quarter of the third Contract Year (2010); and (iv) * * * tons for each Quarter of the fourth Contract Year (2011).

Section 7.
All provisions of the Agreement, as modified in this Amendment, are hereby ratified and affirmed and shall remain in full force and effect.  This Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute one and the same instrument.

[remainder of page intentionally left blank]

________________
*** - confidential material redacted and filed separately with the commission.

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have caused this Amendment to be executed by their respective authorized officers as of the date first above written.

Witness:	GEORGIA POWER COMPANY

/s/ John D. Sills	By: /s/ Douglas E Jones
Its: Senior V.P.

Witness:	JAMES RIVER COAL COMPANY

/s/ Michelle Staton	By: /s/ Samuel M. Hopkins II
Its: Vice President

Witness:	JAMES RIVER COAL SALES, INC.

/s/ Rebecca Shoemaker	By: /s/ Mark Dooley
Its: Exec. V.P. Sales